EXHIBIT 12

KEYCORP

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in millions)
(unaudited)

	Year ended December 31, 2003

	2003		2002		2001		2000		1999

Computation of Earnings

Net income	$903		$976		$132		$1,002		$1,107

Add: Provision for income taxes	339		336		102		515		577

Less: Cumulative effect of accounting changes, net of tax	—		—		(25)		—		—

Income before income taxes and cumulative effect of accounting changes	1,242		1,312		259		1,517		1,684

Fixed charges, excluding interest on deposits	573		747		1,367		1,820		1,649

Total earnings for computation, excluding interest on deposits	1,815		2,059		1,626		3,337		3,333

Interest on deposits	703		897		1,478		1,768		1,305

Total earnings for computation, including interest on deposits	$2,518		$2,956		$3,104		$5,105		$4,638

Computation of Fixed Charges

Net rental expense	$131		$142		$145		$146		$173

Portion of net rental expense deemed representative of interest	$31		$27		$43		$41		$46

Interest on short-term borrowed funds	110		169		500		715		646

Interest on long-term debt, including capital securities	432		551		824		1,064		957

Total fixed charges, excluding interest on deposits	573		747		1,367		1,820		1,649

Interest on deposits	703		897		1,478		1,768		1,305

Total fixed charges, including interest on deposits	$1,276		$1,644		$2,845		$3,588		$2,954

Combined Fixed Charges and Preferred Stock Dividends

Preferred stock dividend requirement on a pre-tax basis	—		—		—		—		—

Total fixed charges, excluding interest on deposits	$573		$747		$1,367		$1,820		$1,649

Combined fixed charges and preferred stock dividends, excluding interest on deposits	573		747		1,367		1,820		1,649

Interest on deposits	703		897		1,478		1,768		1,305

Combined fixed charges and preferred stock dividends, including interest on deposits	$1,276		$1,644		$2,845		$3,588		$2,954

Ratio of Earnings to Fixed Charges

Excluding deposit interest	3.17	x	2.76	x	1.19	x	1.83	x	2.02	x

Including deposit interest	1.97	x	1.80	x	1.09	x	1.42	x	1.57	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Excluding deposit interest	3.17	x	2.76	x	1.19	x	1.83	x	2.02	x

Including deposit interest	1.97	x	1.80	x	1.09	x	1.42	x	1.57	x